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                                                                      EXHIBIT 11

[DEUTSCHE BANK LETTERHEAD]

                                                                October 17, 2001

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
6500 River Place Boulevard, Building III
Austin, Texas 78730

Attention:  Mr. Robert McClane
          Chairman of the Independent Committee of the Board of Directors

     Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to the Independent Committee of the Board of Directors (the "Independent Committee") of Prodigy Communications Corporation (the "Company") in connection with a proposed tender offer by SBC Communications Inc. ("SBC") and SBC Internet Communications, Inc. ("SBC Internet"), an indirect, wholly-owned subsidiary of SBC, to acquire all of the outstanding shares of Class A Common Stock, par value $0.01 per share, of the Company (the "Shares") not currently owned by SBC or its affiliates, and subsequent merger of SBC Internet with and into the Company (the "Merger"). On October 2, 2001, SBC and SBC Internet filed a Schedule TO and related documents, including the Offer to Purchase, subsequently amended by the Amendment No. 1 to the Schedule TO, filed on October 15, 2001 (collectively, the "Initial Schedule TO") with the Securities and Exchange Commission (the "SEC"), in which SBC and SBC Internet launched a tender offer to acquire the Shares not currently owned by SBC or its affiliates for $5.45 per Share in cash (the "Original Offer"). Pursuant to an Agreement and Plan of Merger (the "Agreement"), among the Company, SBC, and SBC Internet, SBC and SBC Internet will amend the Original Offer to increase the price offered in the tender offer (the "Revised Offer") to $6.60 per Share in cash (the "Consideration") and after the consummation of the Revised Offer, SBC and SBC Internet will effect the Merger in which any remaining holders of the Shares (other than shares held by dissenting stockholders) will receive the Consideration. The Revised Offer and the Merger are, collectively, referred to herein as the "Transaction". The Company has informed us that Telefonos de Mexico, S.A. de C.V. ("Telmex"), Telmex Financial Ventures, LLC and Carso Global Telecom, S.A. de C.V. and certain other persons and entities associated with Telmex, which, together, own approximately 59% of the Shares, will enter into a Stockholder Voting Agreement with SBC and SBC Internet to tender all of the Shares owned by them in the Offer and vote in favor of the Merger (the "Stockholder Voting Agreement").

     You have requested DBAB's opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to the holders of the Shares other than SBC and its affiliates.

     In connection with DBAB's role as financial advisor to the Independent Committee, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning the Company and SBC and certain internal analyses and other information furnished to it by management of the Company. DBAB has also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, DBAB has (i) reviewed the historical reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed relevant to its analyses, (iv) reviewed the terms of the Initial Schedule TO and a draft of the Agreement dated October 13, 2001, (v) took into account the expected terms of the Stockholder Voting Agreement, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate,

[DEUTSCHE BANK LETTERHEAD]

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
October 17, 2001
Page  2

including SBC's current ownership of Shares and discussions with the Company's management regarding SBC's contractual relationship with the Company.

     DBAB has not assumed responsibility for independent verification of any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to management's financial forecasts and projections made available to DBAB by the Company's management and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. While the Company's management has provided DBAB with various alternative projections reflecting different possible scenarios for the Company's business, DBAB has relied for purposes of rendering its opinion on the alternatives that the Company's management has identified to DBAB as the appropriate scenarios to use for the purposes of its opinion, and therefore assumed that the Company's financial results will correspond with the projections in such alternatives, but in any event will fall between such alternatives. In rendering its opinion, DBAB expresses no view as to the reasonableness of any such forecasts and projections or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. DBAB was not requested to, and did not, solicit from any third party any indications of interest in acquiring all or any part of the Company or investigate any alternative transactions, and its opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company.

     For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of the Company, SBC and SBC Internet contained in the Agreement are true and correct, each of the parties thereto will perform all of the covenants and agreements to be performed by it under the Agreement and the Shareholder Voting Agreement, as the case may be, and all conditions to the obligations of each of the Company, SBC and SBC Internet to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by it, and the Agreement and any amendment to the Initial Schedule TO containing the terms and conditions of the Revised Offer will not contain any terms or provisions that will adversely affect DBAB's analyses. DBAB has further assumed that the Stockholder Voting Agreement will contain the terms described to it by the Company and will not contain any terms or provisions that will adversely affect DBAB's analyses.

     This opinion is addressed to, and is for the use and benefit of, the Independent Committee in considering the Transaction and is not a recommendation to the holders of the Shares whether or not to tender their shares or vote in favor of the Transaction. This opinion is limited to the fairness of the Consideration, from a financial point of view, to the holders of the Shares other than SBC and its affiliates, and DBAB expresses no opinion as to the merits of the underlying decision by the Independent Committee to approve the Agreement or recommend the Transaction to the holders of the Shares.

     DBAB will be paid a fee for its services as financial advisor to the Independent Committee in connection with the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group").
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[DEUTSCHE BANK LETTERHEAD]

The Independent Committee of the Board of Directors
Prodigy Communications Corporation
October 17, 2001
Page  3

One or more members of the DB Group have, from time to time, provided, and in the future may provide, for customary compensation, investment banking, commercial banking and other financial services to the Company and SBC and their respective affiliates. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and SBC for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

     Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of the Shares other than SBC and its affiliates.

                                          Very truly yours,

                                          /s/ Deutsche Bank Alex. Brown Inc.
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                                          DEUTSCHE BANC ALEX. BROWN INC.